Exhibit 99.1

SCOTT BUTERA RESIGNS AS PRESIDENT AND CEO OF TROPICANA ENTERTAINMENT

FOR IMMEDIATE RELEASE

LAS VEGAS, NV, November 4, 2010 — Tropicana Entertainment Inc. announced today that Scott C. Butera intends to resign as President and Chief Executive Officer and as a member of the Board of Directors.  Mr. Butera is leaving Tropicana Entertainment to become the chief executive officer of another company in the gaming industry.  Mr. Butera has agreed to continue in his current positions for a transition period and until a replacement has been identified by the Board of Directors.

“I greatly appreciate the opportunity to have led Tropicana Entertainment through its successful financial and operational restructuring,” Mr. Butera said.  “The Company’s properties are well positioned to succeed in each of their markets.  Tropicana Entertainment now has a strong balance sheet, an experienced management team and ownership with a successful track record in the industry, all of which provide a stable platform for the company’s future growth.  I am highly confident Tropicana Entertainment will be successful for years to come.”

Carl C. Icahn, Chairman of the Board of Directors, said: “I appreciate all of Scott’s efforts in managing the Company’s successful restructuring and emergence from bankruptcy.   Tropicana Entertainment is a strong company with attractive assets and a deep management team, and I look forward to working with the Board of Directors to identify a new candidate to replace Scott.”

About Tropicana Entertainment

Tropicana Entertainment Inc. is a publicly reporting company that, along with its affiliates, owns or operates nine casinos and resorts in Indiana, Louisiana, Mississippi, Nevada and New Jersey. The Company owns approximately 6,000 rooms, 9,000 slot positions and 250 table games. In addition, the Company owns a development property in Aruba.  The company is based in Las Vegas, Nevada.

Contact:  Trent Dang, Tropicana Entertainment Inc. — 702-589-3875